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EXHIBIT 11.0

                         Ribozyme Pharmaceuticals, Inc.
                       Computation of Net Loss Per Share

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
                                            Quarter            Quarter          Nine Months         Nine Months
                                             ending             ending            ending              ending
                                            09/30/97           09/30/96          09/30/97            09/30/96
                                           -----------       -----------       ------------       ------------

Weighted average common shares
     outstanding . . . . . . . . . . .       7,200,704         6,867,078          7,092,915          4,559,914

Assumed conversion of preferred stock
     from original date of issuance,
     pursuant to staff policy. . . . .              --                --                 --            874,798

                                           -----------       -----------       ------------       ------------
     Total . . . . . . . . . . . . . .       7,200,704         6,867,078          7,092,915          5,434,711

     Net loss. . . . . . . . . . . . .     $(3,908,893)      $(3,046,867)      $(10,043,569)      $(11,202,964)
                                           ===========       ===========       ============       ============

     Net loss per share. . . . . . . .     $     (0.54)      $     (0.44)      $      (1.42)      $      (2.06)
                                           ===========       ===========       ============       ============
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